Omagine, Inc. Information To Be Available Through
                 S&P Market Access Program
     -------------------------------------------------

NEW YORK, May 5, 2008 (PRIME NEWSWIRE) ----- Omagine, Inc. (OTCBB: OMAG) ("Omagine" or the "Company") announced today that its company information will be made available via Standard & Poor's Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight. The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor's Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor's Market Access Program will be available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of Omagine, Inc. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 38 states under the Blue Sky Laws.

About Standard & Poor's
-----------------------

Standard & Poor's, a division of The McGraw-Hill Companies (NYSE: MHP), is the world's foremost provider of financial market intelligence, including independent credit ratings, indices, risk evaluation, investment research and data. With approximately 7,500 employees, including wholly owned affiliates, located in 21 countries, Standard & Poor's is an essential part of the world's financial infrastructure and has played a leading role for more than 140 years in providing investors with the independent benchmarks they need to feel more confident about their investment and financial decisions. For more information, visit http://www.standardandpoors.com.

Company information distributed through the Market Access Program is based upon information that Standard & Poor's considers to be reliable, but neither Standard & Poor's nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.




About Omagine, Inc.
-------------------

Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa. Through its wholly owned subsidiary Journey of Light, Inc., the Company will design, develop, build, own and operate the Company's planned $1.5 billion plus tourism project - the Omagine Project - in the Sultanate of Oman.

About the Company's Omagine Project
-----------------------------------

The Company's planned Omagine Project is an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, the Omagine Project will be located on approximately one million square meters of beachfront land facing the Gulf of Oman just west Muscat -- the capital city of the Sultanate of Oman and near Oman's International Airport.

The Omagine Project also includes several hundred thousand square meters of residential property that will be developed for sale of residential housing units. Significant commercial, retail and hospitality elements are also included. The Omagine Project is expected to take between 4 to 5 years to complete.

For further details on the Omagine Project: www.omagine.com.

Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to: failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

CONTACT:
--------

     Omagine, Inc.
     Corporate Inquiries
     (212) 563-4141

     Investor Relations
     AGORACOM Investor Relations
     http://www.agoracom.com/ir/omagine
     OMAG@Agoracom.com

     Standard & Poor's Customer Contact:
     Richard Albanese
     212 438-3647
     richard_albanese@sandp.com

     Standard and Poor's Media Relations Contact:
     Michael Privitera
     212 438-6679
     michael_privitera@sandp.com